UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 6, 2006

ISCO INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-22302	36-3688459
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1001 Cambridge Drive, Elk Grove Village, ILLINOIS	60007
(Address of Principal Executive Offices)	(Zip Code)

(847) 391-9400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 6, 2006, the Company entered into an Agreement with Mr. Frank J. Cesario, to continue to serve as the Company’s Chief Financial Officer (the “Employment Agreement”).

As further discussed in the Employment Agreement, Mr. Cesario’s annual base salary will be $175,000 as of the effective date. Mr. Cesario was awarded a cash bonus of $15,000 to be paid promptly. Mr. Cesario also received a grant of 250,000 shares of common stock that will vest on a quarterly basis over the next two years. Mr. Cesario is also eligible to receive an additional 125,000 restricted shares of common stock if the Company exceeds its annual business plan by 50%, or 250,000 restricted shares of common shares of common stock if the Company exceeds its annual business plan by 100%. Such shares, if granted, would vest semi-annually over two years from the date of such award. In addition, Mr. Cesario is eligible for a cash bonus of up to 25% of his annual salary based upon meeting mutually agreed upon goals. Mr. Cesario will be able to participate in the Company’s benefit plans, subject to applicable eligibility and participation requirements.

Mr. Cesario’s employment may be terminated at any time. If the Company terminates Mr. Cesario without cause (as defined in the Employment Agreement), he will receive his base salary for three months, as well as any bonus earned during his employment period and any vested equity awards as of his termination date.

The description of the Employment Agreement is qualified by reference to the complete Employment Agreement attached to this Current Report on Form 8-K as Exhibit 10.1, and which is incorporated herein by reference.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits

The following exhibit is filed with this Form 8-K:

(c) Exhibit No.	Description
10.1	Employment Agreement dated February 6, 2006 between ISCO International, Inc. and Frank J. Cesario.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISCO INTERNATIONAL, INC.

Date: February 9, 2006	By:	/s/ FRANK CESARIO
Frank Cesario
Chief Financial Officer

Index of Exhibits

Exhibit No.	Description
10.1*	Employment Agreement dated February 6, 2006 between ISCO International, Inc. and Frank J. Cesario.

*	Filed herewith